Exhibit 10.6(ii)

FIRST AMENDMENT TO

RAYMOND JAMES FINANCIAL, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Raymond James Financial, Inc. (the “Company”), a Florida corporation, previously adopted the Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan (the “Plan”), which is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the number of shares of common stock of the Company (“Stock”) remaining available for issuance in the future under the Plan is not believed to be sufficient to satisfy the future demands of qualifying employees and the Board of Directors finds it advisable and in the best interests of the Company to provide for the offer and sale of additional Stock by amending the Plan;

NOW THEREFORE, the Plan is hereby amended as follows as of November 25, 2008:

1.	The second sentence of Article VIII of the Plan is hereby amended and restated in its entirety to read as follows:

As of November 25, 2008, the maximum number of shares of Stock that shall be available for purchase by Employees under the Plan shall be 4,000,000 shares plus 763,209 shares, which is the number of shares previously authorized but not purchased under the Plan, resulting in an aggregate amount of 4,763,209 shares remaining available for purchase, subject to adjustment for changes in capitalization of the Company as described in the following paragraph.

2.	Other than as provided for above, the Plan shall remain unchanged and in full force and effect.